                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 20)



                         DIAGNOSTIC PRODUCTS CORPORATION
          -------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
            --------------------------------------------------------
                         (Title of Class of Securities)


                                   252450-10-1
                   ------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2004
                    -----------------------------------------
              (Date of Event which Requires Filing This Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

        [ ]     Rule 13d-1(b)
        [ ]     Rule 13d-1(c)
        [x]     Rule 13d-1(d)


*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

CUSIP NO. 252450-10-1

1. NAME OF REPORTING PERSON

               MARILYN ZIERING

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

               (A) [ ]
               (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.

   NUMBER OF          5.  SOLE VOTING POWER:           4,771,834
    SHARES
 BENEFICIALLY         6.  SHARED VOTING POWER:                -0-
   OWNED BY
EACH REPORTING        7.  SOLE DISPOSITIVE POWER:      4,771,834
  PERSON WITH
                      8.  SHARED DISPOSITIVE POWER:           -0-

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,771,834

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

               [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

               16.3%

12. TYPE OF REPORTING PERSON

               IN

Item 1(a)    Name of Issuer:  Diagnostic Products Corporation
             --------------

Item 1(b)    Address of Issuer's Principal Executive Offices:
             -----------------------------------------------
                          5210 Pacific Concourse Drive
                          Los Angeles, California 90045

Item 2(a)    Name of Person Filing:  Marilyn Ziering

Item 2(b) Address of Principal Business Office: 5210 Pacific Concourse Drive ------------------------------------ Los Angeles, CA 90045

Item 2(c)    Citizenship:  U.S.A.
             -----------

Item 2(d)    Title of Class of Securities:  Common Stock
             ----------------------------

Item 2(e)    CUSIP Number: 252450-10-1
             ------------

Item 3       Statement filed Pursuant to Rules 13d-1(b) or 13(d)-2(b) or (c):
             ---------------------------------------------------------------
             Not Applicable

Item 4(a)    Amount Beneficially Owned: 4,771,834 shares.
             -------------------------

Item 4(b)    Percent of Class: 16.3%.
             ----------------

Item 4(c) For information regarding the number of shares as to which the reporting person has voting and dispositive power, see Items 5-8 of page 2.

Item 5       Ownership of 5% or Less of Class:  Not Applicable
             --------------------------------

Item 6       Ownership of More than 5% on Behalf of Another Person:
             -----------------------------------------------------
             Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
             ------------------------------------------------------------
             Not Applicable

Item 8       Identification and Classification of Members of the Group:
             ---------------------------------------------------------
             Not applicable.

Item 9       Notice of Dissolution of Group:  Not Applicable
             ------------------------------

Item 10      Certification:  Not Applicable
             -------------

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 2, 2005                           /S/ Marilyn Ziering
                                                  ------------------------------
                                                  Marilyn Ziering